Exhibit 99.1

Enphase Energy Reports Financial Results for the First Quarter of 2015
Megawatt shipments increased 74% year-over-year
PETALUMA, Calif., May 5, 2015—Enphase Energy, Inc. (NASDAQ:ENPH), a leading global energy technology company, today announced financial results for the first quarter ended March 31, 2015.
Enphase Energy reported total revenue for the first quarter of 2015 of $86.7 million, an increase of 50 percent compared to the first quarter of 2014. During the first quarter of 2015, Enphase sold 162MW (AC) or 719,000 microinverters, an increase in MW of 74 percent compared to the first quarter of 2014.
GAAP gross margin for the first quarter of 2015 was 32.3 percent and non-GAAP gross margin was 32.6 percent.
GAAP operating expenses for the first quarter of 2015 were $33.6 million and non-GAAP operating expenses were $30.7 million.
GAAP operating loss for the first quarter of 2015 was $5.5 million, and the non-GAAP operating loss was $2.5 million, compared to a GAAP operating loss of $5.8 million and non-GAAP operating loss of $3.8 million in the first quarter of 2014.
GAAP net loss for the first quarter of 2015 was $6.3 million, or $0.14 per share, compared to a GAAP net loss of $6.2 million, or a net loss of $0.15 per share in the first quarter of 2014. On a non-GAAP basis, net loss was $3.2 million, or a net loss of $0.07 per share, compared to a non-GAAP net loss of $4.1 million, or a net loss of $0.10 per share in the first quarter of 2014.
The Company exited the quarter with a total cash balance of $27.1 million and no debt.
“Our solid year-over-year growth in revenue and megawatt shipments in the first quarter of 2015 reflects continued strong business momentum, including customer growth in our domestic residential and commercial markets, as well as in the international markets,” said Paul Nahi, president and CEO of Enphase. “During the first quarter, we began shipping our Enphase C250 Microinverter Systems to commercial solar customers in North America, and expanded our Enphase Energy Services business, providing system owners, operators and installers with a scalable asset management and O&M services offering. We look forward to driving continued innovation in the year ahead.”
“Non-GAAP gross margin of 32.6 percent came in at the high end of our margin outlook, despite the fact we lost approximately $1 million in revenue and one full percentage point of margin as a result of unfavorable foreign exchange fluctuations,” said Kris Sennesael, CFO of Enphase. “In addition, we kept our operating expenses approximately flat, compared to the fourth quarter of 2014.”
Business Outlook
“We expect revenue for the second quarter of 2015 to be within a range of $100 million to $105 million,” stated Kris Sennesael. “We expect gross margin to be within a range of 30 percent to 32 percent. As foreign exchange rates continue to deteriorate, we included in this outlook a negative impact on revenue of approximately $2.5 million to $3 million, and a negative impact on gross margin of approximately 2 percentage points. We also expect non-GAAP operating expenses for the second quarter of 2015 to be flat to up 2 percent, compared to the first quarter of 2015.”

Conference Call Information
Enphase Energy will host a conference call for analysts and investors to discuss its first quarter 2015 results and second quarter 2015 business outlook today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). Open to the public, investors may access the call by dialing 877-644-1284; participant passcode 26451024. A live webcast of the conference call, together with accompanying presentation slides, will also be accessible from the “Investor Relations” section of the Company's website at investor.enphase.com. Following the webcast, an archived version will be available on the website for 30 days. In addition, an audio replay of the conference call will be available by calling 855-859-2056; participant pass code 26451024 beginning approximately one hour after the call.
Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements related to Enphase Energy's financial performance, market demands for its microinverters, advantages of its technology, market trends, future products, and future financial performance. These forward-looking statements are based on the Company's current expectations and inherently involve significant risks and uncertainties. Enphase Energy's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to: the future demands for solar energy solutions; the reduction, elimination or expiration of government subsidies and economic incentives for on-grid solar electricity applications; the Company's ability to achieve broader market acceptance of its microinverter systems and to develop new and enhanced products in response to customer demands and rapid market and technological changes in the solar industry; the success of competing solar solutions that are or become available; the Company's ability to effectively manage the growth of its organization and expansion into new markets and to maintain or achieve anticipated product quality, product performance and cost metrics; competition and other factors that may cause potential future price reductions for its products; the Company's ability to optimally match production with demand and dependence on a limited number of outside contract manufacturers and lack of supply contracts with these manufacturers; general economic conditions in domestic and international markets and other risks included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, which is on file with the SEC and available on the SEC's website at www.sec.gov. Additional information will also be set forth in those sections in Enphase Energy's Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which will be filed with the SEC in the second quarter of 2015. All information set forth in this press release and its attachments is as of May 5, 2015. Enphase Energy undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.
A copy of this press release can be found on the investor relations page of Enphase Energy's website at investor.enphase.com.
About Enphase Energy, Inc.

Enphase Energy delivers energy management technology for the solar industry that increases energy production, simplifies design and installation, improves system uptime and reliability, reduces fire safety risk and provides a platform for intelligent energy management. Its semiconductor-based microinverter system converts energy at the individual solar module level and brings a system-based high-technology approach to solar energy generation, storage, control and management. For more information, visit www.enphase.com
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Contact
Christina Carrabino
Enphase Energy
Investor Relations
pr@enphaseenergy.com
+1-707-763-4784

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Net revenues	$86,653	$57,580
Cost of revenues	58,629	38,925
Gross profit	28,024	18,655
Operating expenses:
Research and development	13,430	9,086
Sales and marketing	11,937	8,828
General and administrative	8,205	6,526
Total operating expenses	33,572	24,440
Loss from operations	(5,548)	(5,785)
Other income (expense), net:
Interest expense	(78)	(449)
Other (expense) income	(527)	107
Total other expense, net	(605)	(342)
Loss before income taxes	(6,153)	(6,127)
Provision for income taxes	(167)	(109)
Net loss	$(6,320)	$(6,236)
Net loss per share, basic and diluted	$(0.14)	$(0.15)
Shares used in computing net loss per share, basic and diluted	43,950	42,205

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$27,127	$42,032
Accounts receivable, net	45,870	45,119
Inventory	34,746	21,590
Prepaid expenses and other assets	7,087	6,155
Total current assets	114,830	114,896
Property and equipment, net	31,197	30,824
Goodwill	3,745	3,745
Intangibles, net	1,704	1,811
Other assets	2,014	916
Total assets	$153,490	$152,192
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$30,954	$22,316
Accrued liabilities	27,780	33,643
Deferred revenues	3,558	2,747
Total current liabilities	62,292	58,706
Long-term liabilities:
Deferred revenues, noncurrent	18,217	16,612
Warranty obligations, noncurrent	26,613	26,333
Other liabilities	2,387	3,589
Total liabilities	109,509	105,240
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—
Common stock	—	—
Additional paid-in capital	211,687	208,022
Accumulated deficit	(167,311)	(160,991)
Accumulated other comprehensive loss	(395)	(79)
Total stockholders’ equity	43,981	46,952
Total liabilities and stockholders’ equity	$153,490	$152,192

ENPHASE ENERGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(6,320)	$(6,236)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,532	1,910
Provision for doubtful accounts	—	26
Net loss on disposal of assets	191	6
Non-cash interest expense	39	102
Stock-based compensation	2,988	2,013
Revaluation of contingent consideration liability	104	—
Changes in operating assets and liabilities:
Accounts receivable	(751)	3,608
Inventory	(13,156)	2,467
Prepaid expenses and other assets	(2,069)	(977)
Accounts payable, accrued and other liabilities	2,528	1,455
Deferred revenues	2,416	(93)
Net cash (used in) provided by operating activities	(11,498)	4,281
Cash flows from investing activities:
Purchases of property and equipment	(3,611)	(2,172)
Net cash used in investing activities	(3,611)	(2,172)
Cash flows from financing activities:
Repayments of term loans	—	(866)
Proceeds from issuance of common stock under employee stock plans	677	454
Net cash provided by (used in) financing activities	677	(412)
Effect of exchange rate changes on cash	(473)	48
Net (decrease) increase in cash and cash equivalents	(14,905)	1,745
Cash and cash equivalents—Beginning of period	42,032	38,190
Cash and cash equivalents—End of period	$27,127	$39,935

ENPHASE ENERGY, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2015	2014
Reconciliation of Gross Profit and Gross Margin on a GAAP Basis to Gross Profit and Gross Margin on a Non-GAAP Basis:
Gross profit on a GAAP basis	$28,024	$18,655
Stock-based compensation	264	149
Gross profit on a non-GAAP basis	$28,288	$18,804
Gross margin on a GAAP basis	32.3%	32.4%
Gross margin on a non-GAAP basis	32.6%	32.7%
Reconciliation of Operating Expenses on a GAAP Basis to Operating Expenses on a Non-GAAP Basis:
Operating expenses on a GAAP basis	$33,572	$24,440
Stock-based compensation(1)	(2,724)	(1,864)
Revaluation of contingent consideration liability	(104)	—
Operating expenses on a non-GAAP basis	$30,744	$22,576
(1) Includes stock-based compensation as follows:
Research and development	$1,079	$613
Sales and marketing	765	532
General and administrative	880	719
Total	$2,724	$1,864
Reconciliation of Loss from Operations on a GAAP Basis to Loss from Operations on a Non-GAAP Basis:
Loss from operations on a GAAP basis	$(5,548)	$(5,785)
Stock-based compensation	2,988	2,013
Revaluation of contingent consideration liability	104	—
Loss from operations on a non-GAAP basis	$(2,456)	$(3,772)
Reconciliation of Net Loss on a GAAP Basis to Net Loss on a Non-GAAP Basis:
Net loss on a GAAP basis	$(6,320)	$(6,236)
Stock-based compensation	2,988	2,013
Revaluation of contingent consideration liability	104	—
Non-cash interest expense	39	102
Net loss on a non-GAAP basis	$(3,189)	$(4,121)
Reconciliation of Basic and Diluted Net Loss per Share on a GAAP Basis to Basic and Diluted Net Loss per Share on a Non-GAAP Basis:
Basic and diluted net loss per share on a GAAP basis	$(0.14)	$(0.15)
Stock-based compensation	0.07	0.05
Revaluation of contingent consideration liability	—	—
Non-cash interest expense	—	—
Basic and diluted net loss per share on a non-GAAP basis	$(0.07)	$(0.10)

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